Filed Pursuant to Rule 433

Registration No. 333-264708

February 13, 2023

TUCSON ELECTRIC POWER COMPANY

$375,000,000

5.50% Senior Notes due 2053

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company

Security:	5.50% Senior Notes due 2053

Ratings (Moody’s/S&P):*	A3 (stable)/A- (stable)

Principal Amount:	$375,000,000

Trade Date:	February 13, 2023

Settlement Date:	February 16, 2023 (T+3)

Maturity Date:	April 15, 2053

Interest Payment Dates:	April 15 and October 15 of each year, commencing October 15, 2023

Coupon:	5.50%

Public Offering Price:	99.721% of the principal amount per Note

Yield to Maturity:	5.518%

Benchmark Treasury:	4.00% due November 15, 2052

Benchmark Treasury Yield:	3.768%

Spread to Benchmark Treasury:	+ 175 bps

Optional Redemption:	Make-whole call at any time prior to October 15, 2052 at 30 bps spread over Benchmark Treasury.

Callable on or after October 15, 2052 at par.

CUSIP/ISIN:	898813AV2 / US898813AV23

Joint Book-Running Managers:	Truist Securities, Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Manager:	Academy Securities, Inc.

*

A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings. No report of any security rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Truist Securities, Inc. toll free at 1-800-685-4786, MUFG Securities Americas Inc. toll free at 1-877-649-6848, Scotia Capital (USA) Inc. toll free at 1-800-372-3930, U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607 or Wells Fargo Securities toll free at 1-800-645-3751.